The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Exhibit 10.1

This Agreement dated as of August 27, 2007, is between Bank of America, N.A. (the "Bank") and SEQUA CORPORATION (the "Borrower").

1.

FACILITY NO. 1:  LINE OF CREDIT AMOUNT AND TERMS

1.1

Line of Credit Amount.

(a)

During the availability period described below, the Bank will provide a line of credit to the Borrower.  The amount of the line of credit (the "Facility No. 1 Commitment") is Twenty-Five Million and 00/100 Dollars ($25,000,000.00).

(b)

This is a revolving line of credit.  During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)

The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment.  If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

1.2

Availability Period.  The line of credit is available between the date of this Agreement and the earlier of August 26, 2008 or the occurrence of a Change in Control (as defined herein), or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").

The availability period for this line of credit will be considered renewed if and only if the Bank has sent to the Borrower prior to the Facility No. 1 Expiration Date a written notice of renewal effective as of the Facility No. 1 Expiration Date for the line of credit (the “Renewal Notice”).  If this line of credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice.  If this line of credit is renewed, the term “Expiration Date” shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of this line of credit.  A renewal fee may be charged at the Bank’s option.  The amount of the renewal fee, if any, will be as mutually agreed between Bank and Borrower.

1.3

Repayment Terms.

(a)

The Borrower will pay interest on September 30, 2007, and then on the same day of each quarter thereafter until payment in full of any principal outstanding under this facility.

(b)

The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date.

1.4

Interest Rate.

(a)

The interest rate is a rate per year equal to the BBA LIBOR Rate (Adjusted Periodically) plus 0.75 percentage point(s).

(b)

The interest rate will be adjusted on a one month, two month, three month or six month basis (the “Adjustment Date”) and remain fixed until the next Adjustment Date.  If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(c)

The BBA LIBOR Rate (Adjusted Periodically) is a rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each Adjustment Date at approximately 11:00 a.m. London time two (2) London Banking Days prior to the Adjustment Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.  A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

(d)

Each prepayment of an amount bearing interest at the rate provided by this paragraph, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below.  A "prepayment" is a payment of an amount on a date other than an Adjustment Date.

(e)

The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

(i)

The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the interest rate applicable to the Prepaid Installment under this Agreement;

(ii)

the Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the Treasury Rate.

(iii)

if (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the Treasury Rate.  The Bank will then add together all of the discounted monthly differences for the Prepaid Installment.

(f)

The following definitions will apply to the calculation of the prepayment fee:

(i)

"Original Payment Dates" mean the dates on which the prepaid principal would have been paid if there had been no prepayment.  If any of the principal would have been paid later than the end of the fixed rate interest period in effect at the time of prepayment, then the Original Payment Date for that amount will be the last day of the interest period.

(ii)

"Prepaid Installment" means the amount of the prepaid principal which would have been paid on a single Original Payment Date.

(iii)

"Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.  The Bank may adjust the Treasury Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount.  Each of the rates is the Bank's estimate only and the Bank is under no obligation to actually reinvest any prepayment.  The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank deems appropriate.

(g)

Each LIBOR Rate portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

2.

FEES AND EXPENSES

2.1

Fees.

(a)

Unused Commitment Fee.  The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period.  The fee will be calculated at 0.2% per year and paid quarterly, in arrears.

This fee is due on September 30, 2007, and on the same day of each following quarter until the expiration of the availability period.

(b)

Late Fee.   To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late.  The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default ..

2.2

Expenses.  The Borrower agrees to immediately repay the Bank for reasonable out-of-pocket expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

2.3

Reimbursement Costs.

(a)

The Borrower agrees to reimburse the Bank for any reasonable out-of-pocket expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.  Expenses include, but are not limited to, reasonable attorneys' fees to the extent permitted by applicable law.

3.

DISBURSEMENTS, PAYMENTS AND COSTS

3.1

Disbursements and Payments.

(a)

Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower's statement or at one of the Bank’s banking centers in the United States.

(b)

Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

3.2

Telephone and Telefax Authorization.

(a)

The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b)

Advances will be deposited in and repayments will be withdrawn from account number 00942928xxxx owned by the Borrower or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c)

The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions.  This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

3.3

Direct Debit (Pre-Billing).

(a)

The Borrower agrees that the Bank will debit deposit account number 00942928xxxx owned by the Borrower or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date").

(b)

Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount").  The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower.  The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)

The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount").  If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i)

If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy.  The Borrower will not be in default by reason of any such discrepancy or owe a penalty or fee, but the Borrower shall owe interest on such increase.

(ii)

If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding.  The Bank will not pay the Borrower interest on any overpayment.

(d)

The Borrower will maintain sufficient funds in the Designated Account to cover each debit.  If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

3.4

Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

3.5

Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

3.6

Default Rate.  Upon the occurrence of any default or after maturity or after judgement has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

4.

CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

4.1

Authorizations.  If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

4.2

Governing Documents.  If required by the Bank, a copy of the Borrower's organizational documents.

4.3

Payment of Fees.  Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

4.4

Good Standing.  Certificates of good standing for the Borrower from its state of formation and from any other jurisdiction in which the Borrower is required to qualify to conduct its business, except those jurisdictions where the failure to be so qualified could not reasonably be expected to have a material adverse effect on (a) the business, assets, prospects, condition (financial or otherwise), operations or income of the Borrower on a stand-alone basis or on a consolidated basis, or (b) the validity or enforceability of this Agreement in any material respect or any of the material rights or remedies of the Bank hereunder (any such event, a “Material Adverse Effect”).

4.5

Insurance.  Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

5.

REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to make the loans hereunder, the Borrower represents and warrants to the Bank as of the date hereof and on each date that the Borrower requests to borrows funds from the Bank pursuant to this Agreement that:

5.1

Formation.  The Borrower is duly organized and validly existing under the laws of the state or other jurisdiction where organized.

5.2

Authorization.  This Agreement, and any instrument or agreement required hereunder, are within the Borrower's corporate powers, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, and do not conflict with any of its organizational documents.

5.3

Enforceable Agreement.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other document required to be executed hereunder to which the Borrower is a party, when executed and delivered by the Borrower and the Bank, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.4

Good Standing.  Each of the Borrower and its subsidiaries is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

5.5

No Conflicts.  The execution, delivery and performance of this Agreement (a) does not or will not violate any law applicable to the Borrower or any of its subsidiaries, except to the extent that such violation would not reasonably be expected to result in a Material Adverse Effect, and (b) will not violate or result in a material default under any material indenture or other material agreement to which Borrower or any of its subsidiaries is a party or by which it is bound.

5.6

Financial Information.  The Borrower has heretofore furnished to the Bank the following financial statements: (a) audited consolidated balance sheet and statements of earnings and cash of Borrower and its subsidiaries as of December 31, 2006 and the fiscal year ending on such date and (b) management-prepared consolidated balance sheet and statements of earnings and cash flows of Borrower and its subsidiaries as of March 31, 2007 and for the fiscal quarter and fiscal year-to-date then ended. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its subsidiaries as of such dates and for such periods in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and fairly present in all material respects the financial position of the Borrower and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments and the absence of footnotes.  Since March 31, 2007, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

5.7

Lawsuits.  No litigation or governmental proceedings is pending or, to the best knowledge of the Borrower, threatened by or against the Borrower or any of its subsidiaries which, if adversely determined, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.8

Permits, Franchises.  The Borrower and its subsidiaries possess all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, except where the failure to obtain such permits, memberships, franchises, contracts and licenses, and hold such intellectual property rights, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.9

Compliance with Laws.  The Borrower and each of its subsidiaries is in compliance in all material respects with applicable laws, writs, injunctions and decrees applicable to it or to its properties, except where the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10

Tax Matters.  The Borrower has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings or (b) to the extent that no lien is being enforced relating thereto and the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.

5.11

No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, an event of default under this Agreement.

5.12

Insurance.  The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

5.13

Disclosure.  The Borrower has, either directly or as attached to the Borrower’s disclosures filed with the SEC on Forms 10-K, 10-Q or 8K, disclosed to the Bank any and all agreements, instruments and corporate or other restrictions to which it or any of its subsidiaries is subject that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished in writing to the Bank in connection with the transactions contemplated hereby or delivered hereunder (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6.

COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

6.1

Use of Proceeds.

(a)

To use the proceeds of Facility No. 1 for general working capital purposes.

(b)

The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose.

6.2

Financial and Other Information.  To provide the following financial information and statements to the Bank, and such additional information as reasonably requested by the Bank from time to time.

(a)

Within one hundred five (105) days of the fiscal year end, the annual financial statements of the Borrower, certified and dated by an authorized financial officer.  These financial statements must be audited by KPMG LLP or another Certified Public Accountant reasonably acceptable to the Bank.  The statements shall be prepared on a consolidated basis.

(b)

Within sixty (60) days after the end of each of the first three fiscal quarters of the Borrower, the unaudited consolidated financial statements of the Borrower, certified by the Borrower’s CEO, CFO, controller or treasurer as presenting in all material respects the financial condition and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with generally accepted principles consistently applied, subject to year end audit adjustments and the absence of footnotes.  The statements shall be prepared on a consolidated basis.

(c)

Promptly notify the Administrative Agent and each Lender:  (i) of the occurrence of any event of default hereunder; or (ii) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

6.3

Insurance.  (a) Maintain insurance with financially sound and reputable insurers (or, to the extent consistent with business practices in effect on the closing date, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is consistent with (i) businesses similarly situated and (ii) consistent with business practices in effect on the closing date or as otherwise determined by the senior officers of the Borrower acting reasonably in their business judgment; (b) maintain such other insurance as may be required by law; and (c) furnish to the Bank, upon written request, full information as to the insurance carried.

6.4

Compliance with Laws.  To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower's or any of its subsidiaries’ business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Subject to the terms hereof, the Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

6.5

ERISA Plans.  Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Capitalized terms in this paragraph shall have the meanings defined within ERISA.

6.6

Books and Records.  To maintain adequate books and records.  To permit representatives of Bank, during normal business hours upon reasonable notice, to examine, copy, and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, directors, and accountants.

6.7

Cooperation.  To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

6.8

Certain Indenture Covenants.  Sections 4 and 5 of the Supplemental Terms to those certain 9% Senior Notes due August 1, 2009 of the Borrower issued under the Indenture dated as of July 29, 1999 between the Borrower and Harris Trust Company of New York, as trustee (the “9% Senior Notes dues August 1, 2009”) relating to “Limitation on Sale and Leaseback Transactions” and “Limitation on Liens” are incorporated herein by reference with the same effect as if set forth herein in their entirety (together with the related definitions used therein); provided wherever the term “Notes” is referred to therein it shall instead refer to the existing and future indebtedness arising under this Agreement when incorporated herein by reference.  The Borrower shall, and shall cause its subsidiaries, to comply with such incorporated covenants to ensure that all existing and future indebtedness under this Agreement is secured equally and ratably by any Liens (as defined therein) securing other Indebtedness or Attributable Debt (each as defined and as provided therein).  Borrower further agrees to comply, and to cause its subsidiaries to comply, with any and all other existing or future restrictions, if any, on indebtedness, liens or sale and leaseback transactions under that certain Indenture dated as of July 29, 1999 between Borrower and Harris Trust Company of New York, as trustee, and related documents, all as may be amended from time to time, which restrictions, if any, are incorporated herein by reference.

7.

DEFAULT AND REMEDIES

If any of the following events of default occurs and is continuing, the Bank may choose to do any one or more of the following: declare the Borrower in default, stop making any additional credit or loans available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.  If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement.  In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under the paragraph entitled  "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

7.1

Failure to Pay.  The Borrower fails to pay (a) when and as required to be paid herein, any amount of principal of any loan, or (b) within three (3) days after the same becomes due, any interest on any loan, or (c) within three (3) days after the same becomes due, any fee due or any other amount payable hereunder.

7.2

Cross-default.  The Borrower or any of its subsidiaries (a) fails to make any payment in respect of any indebtedness (other than indebtedness hereunder) or guaranty obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (b) fails to observe or perform any other agreement or condition relating to any such indebtedness or guaranty obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such guaranty obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such indebtedness to be demanded or become due or to be repurchased, prepaid, or redeemed (automatically or otherwise), or such guaranty obligation to become payable or cash collateral in respect thereof to be demanded.

7.3

False Information.  The Borrower or any Obligor has given the Bank false or misleading information or representations in any material respect.

7.4

Bankruptcy.  The Borrower or any of its subsidiaries files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower or any of its subsidiaries makes a general assignment for the benefit of creditors.  The default will be deemed cured if any bankruptcy petition filed against the Borrower or any of its subsidiaries is dismissed within a period of sixty (60) days after the filing; provided, however, that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.

7.5

Receivers.  A receiver or similar official is appointed for a substantial portion of the Borrower's or any subsidiary’s business, or the business is terminated.

7.6

Judgments.  Any judgments or arbitration awards are entered against the Borrower or any of its subsidiaries, or the Borrower or any of its subsidiaries enters into any settlement agreements with respect to any litigation or arbitration, in each case of $5,000,000 or more in excess of any insurance coverage.

7.7

Government Action.  Any government authority takes action against the Borrower or any of its subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

7.8

Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement which continues for thirty (30) days or any such document is no longer in effect.

7.9

ERISA Plans.  Any one or more of the following events occurs with respect to a Plan of the Borrower or its subsidiaries subject to Title IV of ERISA, provided such event or events would reasonably be expected to subject the Borrower or its subsidiaries to any lien, tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, would reasonably be expected to have a Material Adverse Effect:

(a)

A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)

Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

7.10

Change of Control.  A Change of Control (as defined in Section 1 of the Supplemental Terms to the 9% Senior Notes due August 1, 2009) shall occur without the line of credit being terminated and all outstanding principal and interest and fees, expenses and other amounts outstanding hereunder being paid in full prior to such occurrence.

7.11

Other Breach Under Agreement.  A default occurs under Section 6.6, 6.8 or 6.9 or this Agreement.  A default occurs under any other term or condition of this Agreement not specifically referred to in this Article which continues for thirty (30) days.

8.

ENFORCING THIS AGREEMENT; MISCELLANEOUS

8.1

GAAP.  Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under U.S. generally accepted accounting principles, consistently applied.

8.2

New York Law.  This Agreement is governed by New York law.

8.3

Successors and Assigns.  This Agreement is binding on each of the Borrower’s and the Bank's successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank's prior consent.  The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

8.4

Treatment of Certain Information; Confidentiality. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or any subpoena or similar legal process (the Bank agrees to furnish the Borrower with notice of such process and an opportunity to contest such disclosure as long as furnishing such notice and opportunity would not result in the Bank’s violation of any applicable law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Borrower, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or to the knowledge of the Bank, the breach of any other person’s obligation to keep the information confidential, or (ii) becomes available the Bank on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, the term “ Information ” means all information received from or on behalf of the Borrower or any of its affiliates relating to its business. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  The Bank acknowledges that information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

8.5

Dispute Resolution Provision.  This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.”  This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)

This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a "Claim").  For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)

At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act").  The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)

Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof ("AAA"), and the terms of this Dispute Resolution Provision.  In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)

The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)

The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision.  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)

This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)

The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)

Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”).  Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator.  The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)

By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

8.6

Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

8.7

Attorneys' Fees.  The Borrower shall reimburse the Bank for any reasonable out-of-pocket costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover out-of-pocket costs and reasonable out-of-pocket attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover out-of-pocket costs and reasonable out-of-pocket attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.

8.8

One Agreement.  This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)

represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)

replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)

are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

8.9

Indemnification.  The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and out-of-pocket costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit.  This indemnity includes but is not limited to attorneys' reasonable out-of-pocket fees.  This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower's obligations to the Bank.  All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.  This indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Bank or any of its affiliates (or any officer, director, employee, advisor or agent of the Bank or any of its affiliates).

8.10

Notices.  Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

8.11

Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

8.12

Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

8.13

Limitation of Interest and Other Charges.  If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Bank:

Bank of America, N.A.

By:	/s/ Richard Williams
Richard Williams, Senior Vice President
Borrower:

SEQUA CORPORATION

By:	/s/ James P. Langelotti	(Seal)
James Langelotti, Vice President & Treasurer

Address where notices to SEQUA CORPORATION are to be sent:	Address where notices to the Bank are to be sent:

200 Park Avenue New York, NY 10166	Farmington - Attn: Notice Desk P.O. Box 5080 Hartford, CT 06102 CT2-515-BB-11

	Facsimile:	(860) 409-5486

Affiliate Sharing Notice.  Notice to Individual Borrowers, Guarantors and Pledgors (“Obligors”):  From time to time Bank of America, N.A. (the “Bank”) may share information about the Obligor’s experience with Bank of America Corporation (or any successor company) and its subsidiaries and affiliated companies (the “Affiliates”).  The Bank may also share with the Affiliates credit-related information contained in any applications, from credit reports and information it may obtain about the Obligor from outside sources.  If the Obligor is an individual, the Obligor may instruct the Bank not to share this information with the Affiliates.  The Obligor can make this election by (1) calling the Bank at 1.888.341.5000, (2) visiting the Bank online at www.bankofamerica.com, selecting “Privacy & Security,” and then selecting “Set Your Privacy Preferences," or (3) contacting the Obligor’s client manager or local banking center.  To help the Bank complete the Obligor’s request, the Obligor should include the Obligor’s name, address, phone number, account number(s) and social security number.  If the Obligor makes this election, certain products or services may not be made available to the Obligor.  This request will apply to information from applications, consumer reports and other outside sources only, and may take six to eight weeks to be fully effective.  Through the normal course of doing business, including servicing the Obligor’s accounts and better serving the Obligor’s financial needs, the Bank will continue to share transaction and account experience information, as well as other general information among the Affiliates.  The Bank may change this policy from time to time.  Visit our website, www.bankofamerica.com, for the latest policy.

USA Patriot Act Notice.  Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.